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                                                                    EXHIBIT 99.1
        [IMAGE SENSING SYSTEMS INCORPORATED LETTERHEAD]

NEWS RELEASE


CONTACTS: ART BOURGEOIS, CHIEF FINANCIAL OFFICER
          IMAGE SENSING SYSTEMS, INC. PHONE: 651.603.7700


FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results



SAINT PAUL, MINN.,- APRIL 23, 2003-Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) market leading developer and manufacturer of video-based traffic management systems, announced today financial results for its first quarter ended March 31, 2003.

Net income for the quarter was $251,000 or $.07 per fully diluted share compared with a net loss of $226,000 or $.07 per share for the comparable period in 2002.

Jim Murdakes, Chairman, and CEO said, "We are happy with the first quarter results considering the impact of the war in Iraq and the concern over the Severe Acute Respiratory Syndrome (SARS) epidemic in Asia. This, along with tight cash management and expense control, all contributed in exceeding our targeted net income."

Revenues for the first quarter of 2003 were $1,556,000, which were down 3% from $1,610,000 for the same period a year ago. The decrease is attributable to decreased product sales in Europe and Asia which were offset in part by increased royalty income resulting from increased sales of Autoscope products by our North American distribution partner, Econolite Control Products, Inc.

Based in Saint Paul, Minnesota, Image Sensing Systems, Inc. is the world leader in products applying video imaging technology for implementation in advanced traffic management systems (ATMS), freeway incident detection and traffic data collection to help reduce traffic congestion and improve roadway planning. The Company also offers a suite of products that provide wireless transmission of video, data, and audio in a variety of markets. The Company's cornerstone Autoscope(R) products provide traffic managers the means to reduce roadway congestion, improve roadway planning, and increase cost efficiencies. Econolite Control Products, Inc., based in Anaheim, California, has been the exclusive distributor of Autoscope products throughout North America since 1991. Image Sensing Systems, Inc. and Econolite Control Products, Inc. are particularly suited to provide technical solutions to the emerging intelligent transportation systems and security markets worldwide.

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     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: This report contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain factors that could cause results to differ materially from those anticipated by some of the statements made, as listed in the Company's
2002 Annual Form 10-KSB.

Three Month Periods Ended March 31, 2003 and 2002 (in thousands, except per share information)


                                                              2003        2002
                                                           ---------   ---------
     Revenue                                               $ 1,556     $ 1,610
     Operating income (loss)                                   323        (229)
     Net income (loss)                                         251        (226)
     Net income (loss) per share
             Basic                                             .08        (.07)
             Diluted                                           .07        (.07)

     Weighted average number of common shares outstanding:
             Basic                                           3,178       3,153
             Diluted                                         3,452       3,153


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